Exhibit 10.47

FIRST AMENDMENT

TO THE HAMPTON ROADS BANKSHARES, INC.

2006 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT (“Amendment”) to the Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan (“Plan”) made effective as of the 26th day of December 2008 by Hampton Roads Bankshares, Inc. (“Company”). All capitalized terms in this Amendment not otherwise defined shall have their respective meanings under the Plan.

WHEREAS, the Company wishes to amend the Plan to provide that all nonstatutory options shall be granted at no less than fair market value on the date of grant which has been consistent with the Company’s practice since January 1, 2005,

NOW, THEREFORE, the Company hereby adopts this Amendment upon the following terms and conditions:

1.	The last sentence of section 6(b) shall be replaced with the following:

The exercise price of a Nonstatutory Stock Option Award shall not be less than 100% of the Fair Market Value of the shares of Company Stock covered by the Option on the Date of Grant.

2.	Section 15(f) is added as follows:

(f) No Award shall be granted, deferred, accelerated, extended, paid out or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that (i) it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code, and (ii) at the time of a Participant’s termination of employment with the Company, such Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable under the Plan as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits under the Plan (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code).

WITNESS the signature of the undersigned officer of Hampton Roads Bankshares, Inc.

HAMPTON ROADS BANKSHARES, INC.

Date Signed